Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

SECOND QUARTER 2017 RESULTS

LONDON, August 3, 2017 – Noble Corporation plc (NYSE: NE) today reported a net loss attributable to the Company for the three months ended June 30, 2017 of $93 million, or $0.38 per diluted share, on revenues of $278 million. The results include net charges of approximately $16 million, or $0.07 per diluted share, relating to the emergence from bankruptcy of Paragon Offshore, with approximately $1 million, or less than $0.01 per diluted share, of such amount being accounted for as part of discontinued operations. Excluding the impact of the remaining amount, approximately $14 million, or $0.06 per diluted share, the net loss attributable to Noble Corporation from continuing operations for the three months ended June 30, 2017, would have been $79 million, or $0.32 per diluted share.

Results for the second quarter of 2017 compared to a first quarter 2017 reported net loss attributable to Noble Corporation of $302 million, or $1.24 per diluted share, on revenues of $363 million. The first quarter 2017 results included a non-cash, discrete tax item totaling $260 million, or $1.07 per diluted share, related to an internal reorganization. Excluding the impact of the discrete tax item, the net loss attributable to Noble Corporation for the first quarter of 2017 would have been $42 million, or $0.17 per diluted share.

For the second quarter of 2016, the Company reported net income attributable to Noble Corporation of $323 million, or $1.28 per diluted share, on revenues of $895 million. Second quarter 2016 results included net favorable items totaling $322 million, or $1.27 per diluted share, resulting primarily from a contract cancellation agreement involving two of the Company’s drillships. Excluding the impact of the net favorable items in the quarter, second quarter 2016 net income attributable to Noble Corporation would have been $1 million, or $0.01 per diluted share, on revenues of $502 million.

A Non-GAAP supporting schedule is available following the financial information attached to this press release and at www.noblecorp.com which provides a reconciliation for total revenues, net income (loss), income tax and diluted earnings per share for the second quarters of 2017 and 2016 and the first quarter of 2017.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc stated, “Our second quarter results provided further evidence of the Company’s ability to successfully manage through the current cycle. Our fleet downtime remained at historically low levels, operating costs

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continued on a downward trajectory and we ended the quarter with solid contract coverage and a healthy level of liquidity.”

Contract drilling services revenues for the second quarter of 2017 totaled $272 million compared to $355 million in the preceding quarter of the year. A decline in fleet operating days and downward dayrate adjustments, primarily in the Company’s floating rig fleet, were largely responsible for the reduction in revenues. Also, revenues in the second quarter were reduced by $6 million due to the write-off of a derivative instrument relating to contingent payments associated with the contract cancellation settlement reached in May 2016 with Freeport-McMoRan. The opportunity to collect these contingent payments expired on June 30, 2017. The decline in operating days reduced fleet utilization to 65 percent in the second quarter compared to 69 percent in the preceding quarter of the year, while unfavorable dayrate adjustments reduced average daily revenues to $164,500 from $202,700 over the same period of comparison. Contract drilling services costs for the second quarter totaled $162 million, inclusive of the $14 million charge relating to Paragon Offshore. Excluding the charge, contract drilling services costs for the second quarter of 2017 would have been $148 million, or an eight percent decrease when compared to $160 million of operating costs in the first quarter of the year. The favorable cost variance was driven largely by the reduction in fleet operating days, along with lower stacked rig and insurance costs, partially offset by an increase in repair and maintenance costs and costs associated with the reactivation of the drillship Noble Globetrotter II and jackup rig Noble Tom Prosser ahead of each rig’s commencement of operations expected prior to the conclusion of the third quarter of 2017. The Company concluded the second quarter of 2017 with a contract drilling margin of 40 percent, or 46 percent, when adjusted for the $14 million charge relating to Paragon Offshore, which compared to 55 percent in the preceding quarter of 2017.

Net cash from operating activities was $112 million for the second quarter of 2017, resulting in a total of $254 million for the first six months of the year. Capital expenditures for the second quarter of 2017 were $30 million, bringing total capital expenditures for the first six months of 2017 to $49 million. Given the pace of capital expenditures through June 30, 2017, the Company has lowered its expected total capital expenditures for the year to $105 million, down from a previous estimate of $115 million.

At June 30, 2017, the Company reported total liquidity of $3.0 billion, comprised of cash and equivalents of $603 million, up from $520 million at March 31, 2017, and a revolving credit facility with total capacity of $2.445 billion. The credit facility, which matures in January of 2020, remains undrawn.

Operating Highlights

Utilization of the Company’s floating rig fleet, comprised of eight drillships and six semisubmersibles, was 37 percent in the second quarter of 2017 compared to 46 percent in the preceding quarter. The decline in utilization was due to fewer operating days in the drillship fleet with both the Noble Bob Douglas and Noble Bully I idle for all, or a significant portion of the second quarter, following the completion of contracts. Average daily revenues declined to $273,700 from $363,100 over the same period of comparison following the reduction in revenues on the Noble Bob Douglas, Noble Bully I, and on the Noble Bully II, which commenced an idle period of up to 365 days in April at a dayrate of $200,000 under our previously announced agreement with Shell, down from a previous dayrate of $456,500. The Noble Bob Douglas was awarded two contracts in the second quarter which are expected to keep the rig utilized for a portion of the third and fourth quarters of 2017. Also, in July the Noble Globetrotter II, which has been idle and warm stacked since late 2016, was awarded a contract for work offshore Bulgaria in the Black Sea with an expected commencement of late-third quarter 2017. The rig, which possesses a unique design and capabilities allowing for transit of the Bosphorus strait in significantly less time than other rig designs, will travel through the strait for the third time since 2015 in route to its latest drilling assignment in the Black Sea. In addition to the dayrate from the new assignment in the Black Sea, the Noble Globetrotter II will continue to receive an idle dayrate of $185,000 into late-2018 under the agreement with Shell.

The Company’s jackup fleet, comprised of 14 units, recorded utilization of 93 percent in the second quarter of 2017, unchanged from the preceding quarter of the year. Average daily revenues in the second quarter were $121,300 compared to $123,200 in the preceding quarter. At present, 13 of the Company’s 14 jackups are contracted, including seven units with contracts extending into late-2018 and beyond. The Noble Houston Colbert completed a program offshore Qatar in late-July and is currently idle while the Company evaluates contract opportunities in and outside of the Middle East. Also, the Noble Regina Allen concluded a contract in the North Sea in mid-July and has since relocated to a shipyard in Scotland where it is completing contract preparations ahead of the expected fourth quarter 2017 commencement of an estimated two-year contract offshore Eastern Canada.

At June 30, 2017, the Company’s contract backlog totaled $3.2 billion with an estimated $1.9 billion derived from the floating rig fleet and $1.3 billion from the jackup rig fleet. Approximately 51 percent of the available rig operating days remaining in 2017 are committed to contracts, including 32 percent of the floating rig fleet and 69 percent of the jackup fleet, representing approximately $468 million in gross revenues. In 2018, 37 percent of available operating days are committed to contracts, including 29 percent and 46 percent of the floating and jackup rig days, respectively, and equating to an estimated $825 million in gross revenues.

Outlook

In closing, Williams focused on signs of industry improvement: “Despite the recent crude oil price volatility, our customers continue to evaluate offshore rig needs covering the remainder of 2017 and 2018. The number of jackup rigs under contract has risen steadily since the fourth quarter of 2016, while several contract awards in recent weeks provide evidence of intermediate-term support for the industry’s floating rig capacity. Some of the recent floating contract awards and others still pending are addressing new, emerging offshore opportunities, such as the Black Sea, Guyana, Suriname, Mexico and Egypt, driven in many cases by the confirmation of excellent hydrocarbon potential. We still expect a meaningful decline in the industry’s total supply of jackup and floating rigs given the age, condition and state of preservation of much of the global fleet. While our industry requires more time to recover, we continue to show steady progress.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its second quarter 2017 results on Friday, August 4, 2017, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-877-201-0168, or internationally 1-647-788-4901, using access code: 21883520, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, August 4, 2017, beginning at 11:00 a.m. U.S. Central Daylight Time, through Monday, September 4, 2017, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 21883520. The replay will also be available on the Company’s Website following the end of the live call.

8/3/2017

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues
Contract drilling services	$271,532	$876,697	$626,191	$1,468,064
Reimbursables	6,599	17,933	14,903	38,539
Other	11	153	24	153

	278,142	894,783	641,118	1,506,756

Operating costs and expenses
Contract drilling services	162,371	244,176	322,756	495,424
Reimbursables	4,394	14,298	9,540	30,304
Depreciation and amortization	136,594	150,946	272,312	300,665
General and administrative	18,658	19,033	34,538	38,573
Loss on impairment	—	16,616	—	16,616

	322,017	445,069	639,146	881,582

Operating income (loss)	(43,875)	449,714	1,972	625,174
Other income (expense)
Interest expense, net of amount capitalized	(73,209)	(57,306)	(146,656)	(114,406)
Gain on extinguishment of debt, net	—	11,066	—	11,066
Interest income and other, net	2,664	(1,253)	3,897	(1,983)

Income (loss) from continuing operations before income taxes	(114,420)	402,221	(140,787)	519,851
Income tax benefit (provision)	18,213	(56,822)	(239,194)	(50,319)

Net income (loss) from continuing operations	(96,207)	345,399	(379,981)	469,532
Net loss from discontinued operations, net of tax	(1,486)	—	(1,486)	—

Net income (loss)	(97,693)	345,399	(381,467)	469,532
Net (income) loss attributable to noncontrolling interests	4,343	(22,533)	(13,577)	(41,181)

Net income (loss) attributable to Noble Corporation plc	$(93,350)	$322,866	$(395,044)	$428,351

Net income (loss) attributable to Noble Corporation plc
Income (loss) from continuing operations	$(91,864)	$322,866	$(393,558)	$428,351
Net loss from discontinued operations, net of tax	(1,486)	—	(1,486)	—

Net income (loss) attributable to Noble Corporation plc	$(93,350)	$322,866	$(395,044)	$428,351

Per share data:
Basic:
Income (loss) from continuing operations	$(0.37)	$1.28	$(1.61)	$1.70
Loss from discontinued operations	(0.01)	—	(0.01)	—

Net income (loss) attributable to Noble Corporation	$(0.38)	$1.28	$(1.62)	$1.70

Diluted:
Income (loss) from continuing operations	$(0.37)	$1.28	$(1.61)	$1.70
Loss from discontinued operations	(0.01)	—	(0.01)	—

Net income (loss) attributable to Noble Corporation	$(0.38)	$1.28	$(1.62)	$1.70

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$602,977	$725,722
Accounts receivable, net	242,657	319,152
Prepaid expenses and other current assets	92,459	147,740

Total current assets	938,093	1,192,614

Property and equipment, at cost	12,410,857	12,364,888
Accumulated depreciation	(2,572,562)	(2,302,940)

Property and equipment, net	9,838,295	10,061,948

Other assets	248,709	185,555

Total assets	$11,025,097	$11,440,117

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$249,475	$299,882
Accounts payable	86,643	108,224
Accrued payroll and related costs	38,326	48,383
Other current liabilities	274,010	176,804

Total current liabilities	648,454	633,293

Long-term debt	3,793,894	4,040,229
Other liabilities	510,332	299,150

Total liabilities	4,952,680	4,972,672

Commitments and contingencies

Equity
Total shareholders' equity	5,376,369	5,758,681
Noncontrolling interests	696,048	708,764

Total equity	6,072,417	6,467,445

Total liabilities and equity	$11,025,097	$11,440,117

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(381,467)	$469,532
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	272,312	300,665
Other long-term asset write-off	14,419	—
Loss on impairment	—	16,616
Gain on extinguishment of debt, net	—	(11,066)
Net change in operating activities	349,021	83,476

Net cash provided by operating activities	254,285	859,223

Cash flows from investing activities
New construction	—	(20,059)
Capital expenditures	(48,957)	(93,045)
Change in accrued capital expenditures	(18,651)	(38,378)
Capitalized interest	—	(7,427)
Net change in investing activities	314	21,190

Net cash used in investing activities	(67,294)	(137,719)

Cash flows from financing activities
Repayments of debt	(300,000)	(322,207)
Debt issuance costs on senior notes and credit facility	(42)	—
Premiums paid on early repayment of long-term debt	—	(1,781)
Dividend payments	—	(42,542)
Dividends paid to noncontrolling interests	(5,393)	(41,088)
Employee stock transactions	(4,301)	(3,153)

Net cash used in financing activities	(309,736)	(410,771)

Net increase (decrease) in cash and cash equivalents	(122,745)	310,733
Cash and cash equivalents, beginning of period	725,722	512,245

Cash and cash equivalents, end of period	$602,977	$822,978

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2017			2016			2017
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$271,532	$—	$271,532	$876,697	$—	$876,697	$354,659	$—	$354,659
Reimbursables	6,599	—	6,599	17,933	—	17,933	8,304	—	8,304
Other	—	11	11	153	—	153	—	13	13

	$278,131	$11	$278,142	$894,783	$—	$894,783	$362,963	$13	$362,976

Operating costs and expenses
Contract drilling services	$162,371	$—	$162,371	$244,176	$—	$244,176	$160,385	$—	$160,385
Reimbursables	4,394	—	4,394	14,298	—	14,298	5,146	—	5,146
Depreciation and amortization	130,763	5,831	136,594	145,237	5,709	150,946	129,778	5,940	135,718
General and administrative	18,658	—	18,658	19,033	—	19,033	15,880	—	15,880
Loss on impairment	—	—	—	16,616	—	16,616	—	—	—

	$316,186	$5,831	$322,017	$439,360	$5,709	$445,069	$311,189	$5,940	$317,129

Operating income (loss)	$(38,055)	$(5,820)	$(43,875)	$455,423	$(5,709)	$449,714	$51,774	$(5,927)	$45,847

Operating statistics
Jackups:
Average Rig Utilization	93%			83%			93%
Operating Days	1,183			981			1,170
Average Dayrate	$121,284			$136,041			$123,154
Semisubmersibles:
Average Rig Utilization	17%			16%			17%
Operating Days	91			115			90
Average Dayrate	$126,106			$290,106			$131,015
Drillships:
Average Rig Utilization	52%			86%			68%
Operating Days	377			626			490
Average Dayrate (1)	$309,313			$1,134,011			$405,719
Total:
Average Rig Utilization	65%			65%			69%
Operating Days	1,651			1,722			1,750
Average Dayrate (1)	$164,475			$509,145			$202,674

(1)	The second quarter of 2016 includes the contract cancellation and the termination date valuation of the contingent payments relating to the Noble Sam Croft and Noble Tom Madden contract settlement and termination with Freeport, and all periods presented include the valuation of these contingent payments. Exclusive of these items, the average dayrate for the second quarter of 2016 would have been $506,146 and $280,884 for drillships and the total fleet, respectively; the average dayrate for the first quarter of 2017 would have been $421,843 and $207,184 for drillships and the total fleet, respectively; and the average dayrate for the second quarter of 2017 would have been $326,559 and $168,413 for drillships and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Numerator:
Basic
Net income (loss) attributable to Noble -UK	$(93,350)	$322,866	$(395,044)	$428,351
Net loss from discontinued operations, net of tax	1,486	—	1,486	—
Earnings allocated to unvested share-based payment awards (1)	—	(11,577)	—	(15,371)

Net income (loss) from continuing operations to common shareholders - basic	$(91,864)	$311,289	$(393,558)	$412,980

Diluted
Net income (loss) attributable to Noble -UK	$(93,350)	$322,866	$(395,044)	$428,351
Net loss from discontinued operations, net of tax	1,486	—	1,486	—

Net income (loss) from continuing operations to common shareholders - diluted	$(91,864)	$322,866	$(393,558)	$428,351

Denominator:
Weighted average shares outstanding - basic	244,828	243,217	244,527	243,021
Incremental shares issuable from assumed exercise of stock options and unvested share-based payment awards outstanding	—	9,045	—	9,045

Weighted average shares outstanding - diluted	244,828	252,262	244,527	252,066

Earnings (loss) per share
Basic:
Continuing operations	$(0.37)	$1.28	$(1.61)	$1.70
Discontinued operations	(0.01)	—	(0.01)	—

Net income (loss) to Noble Corporation plc	$(0.38)	$1.28	$(1.62)	$1.70

Diluted:
Continuing operations	$(0.37)	$1.28	$(1.61)	$1.70
Discontinued operations	(0.01)	—	(0.01)	—

Net income (loss) to Noble Corporation plc	$(0.38)	$1.28	$(1.62)	$1.70

(1)	For the quarter and year ended June 30, 2017, we experienced net losses from continuing operations. As such, unvested share-based payment awards were excluded from the loss per share calculation at June 30, 2017, as such awards were anti-dilutive.

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on August 3, 2017, and discussed in the related conference call on August 4, 2017, are appropriate measures of the continuing and normal operations of the Company:

(i) In the first and second quarter of 2017, a discrete tax item;

(ii) In the second quarter of 2017, the Noble Max Smith write-off of receivables; and

(iii) In the second quarter of 2016, the Noble Sam Croft and Noble Tom Madden contract cancellations with Freeport-McMoRan Inc. and its subsidiary, Freeport-McMoRan Oil & Gas (“Freeport”), including the contract termination date valuation of a derivative instrument pertaining to future contingent payments from Freeport, the early retirement of debt in connection with the Company’s tender offers on its Senior Notes due in 2020 and 2021, the impairment of certain capital spares and second quarter discrete tax items.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of total revenue	Three Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017
Contract drilling services revenue	$271,532	$876,697	$354,659
Reimbursables	6,599	17,933	8,304
Other	11	153	13

Total revenue	$278,142	$894,783	$362,976

Adjustments
Cancellations with Freeport:
Contractual items	—	(379,143)	—
Termination date valuation of contingent payments	—	(13,900)	—

Total Adjustments	—	(393,043)	—

Adjusted total revenue	$278,142	$501,740	$362,976

Reconciliation of Income tax benefit (provision)	Three Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017
Income tax benefit (provision)	$18,213	$(56,822)	$(257,407)
Adjustments
Cancellations with Freeport:
Contractual items	—	32,035	—
Termination date valuation of contingent payments	—	1,211	—
Loss on impairment	—	(1,448)	—
Gain on extinguishment of debt	—	964	—
Discrete tax items	—	21,771	260,085

Total Adjustments	—	54,533	260,085

Adjusted income tax benefit (provision)	$18,213	$(2,289)	$2,678

Reconciliation of net income (loss) attributable to Noble Corporation plc	Three Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017
Net income (loss) attributable to Noble Corporation plc	$(93,350)	$322,866	$(301,694)
Adjustments
Noble Max Smith write-off of receivables	14,419	—	—
Cancellations with Freeport, net of tax:
Contractual items	—	(335,578)	—
Termination date valuation of contingent payments	—	(12,689)	—
Loss on impairment, net of tax	—	15,168	—
Gain on extinguishment of debt, net of tax	—	(10,102)	—
Discrete tax items	—	21,771	260,085

Total Adjustments	14,419	(321,430)	260,085

Adjusted net income (loss) attributable to Noble Corporation plc	$(78,931)	$1,436	$(41,609)

Reconciliation of diluted EPS attributable to continuing operations	Three Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017
Unadjusted diluted EPS	$(0.38)	$1.28	$(1.24)
Noble Max Smith write-off of receivables	0.06	—	—
Cancellations with Freeport, net of tax:
Contractual items	—	(1.33)	—
Termination date valuation of contingent payments	—	(0.05)	—
Loss on impairment, net of tax	—	0.06	—
Gain on extinguishment of debt, net of tax	—	(0.04)	—
Discrete tax items	—	0.09	1.07

Total Adjustments	0.06	(1.27)	1.07

Adjusted diluted EPS	$(0.32)	$0.01	$(0.17)